Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-123535
and 333-13160
PRICING SUPPLEMENT NO. 6 , dated March 8, 2007
(To Prospectus dated April 29, 2005 and Prospectus Supplement dated April 29, 2005)
(CUSIP No. 23383FBV6)
$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series E
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note:	Floating Rate Note
Principal Amount:	$2,000,000,000
Issue Price:	100%
Calculation Agent:	The Bank of New York
Original Issue Date (Settlement Date):	March 13, 2007
Stated Maturity:	March 13, 2009
Initial Interest Rate:	To be determined on March 9, 2007 as described below as if the Original Issue Date were an Interest Reset Date
Specified Currency:	U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)
Option to Receive Payments in Specified Currency: ☐ Yes ☑ No
     (Applicable only if Specified Currency is other than U.S. Dollars)
Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:	☐ CD Rate	☐ CMT Rate	☐ Commercial Paper Rate	☐ Eleventh District Cost of Funds Rate
	☐ Federal Funds Open Rate	☐ Federal Funds Rate	☑ LIBOR
	☐ Prime Rate	☐ Treasury Rate	☐ Other (see attachment hereto)
	If LIBOR, Designated Page:	☑ Reuters Page LIBOR01, as successor to Moneyline Telerate Page 3750
	If LIBOR, Index Currency:	U.S. Dollars
If CMT Rate, CMT Reuters
	Page:	☐ FRBCMT	☐ FEDCMT
	If CMT Reuters Page FEDCMT:	☐ One-week average yield	☐ One month average yield

Index Maturity:		Three Months

Interest Reset Period:		Quarterly

Interest Reset Dates:		Quarterly on the 13th of each March, June, September and December, subject to the Business Day convention

Interest Payment Period:		Quarterly

Interest Payment Dates:		Quarterly on the 13th of each March, June, September and December, subject to the Business Day convention, commencing June 13, 2007

Interest Determination Date:	The second London Business Day prior to each Interest Reset Date

Interest Calculation:	☑ Regular Floating Rate Note
☐ Inverse Floating Rate Note
☐ Floating Rate/Fixed Rate Note
Fixed Rate Commencement Date:
Fixed Interest Rate:

Spread (+/-):	plus 35 basis points (+ .35%)

Spread Multiplier:	n/a

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Redemption:	☐ The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
☐ The Notes cannot be redeemed prior to maturity, including for reasons of taxation.
☑ The Notes may be redeemed prior to maturity.
Initial Redemption Date: March 13, 2008
The Notes may be redeemed on March 13, 2008 and on any subsequent Interest Payment Date, in whole or in part. The Redemption Price will be 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to the date of redemption.

Repayment:	☑ The Notes cannot be repaid prior to maturity.
☐ The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):	n/a

Repayment Price:	n/a
Payment of additional amounts by Issuer in respect of taxation: ☐ Yes ☑ No
Payment of additional amounts by Guarantor in respect of taxation: ☑ Yes ☐ No
Discount Notes: ☐ Yes ☑ No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:

Form:	☑ Book-Entry Note	☐ Certificated Note
Agent’s Discount or Commission: 0.175%
Agent’s Capacity: ☐ Agent ☑ Principal
Net proceeds to Issuer (if sale to Agent as principal): $1,996,500,000

Agent:	☐ Banc of America Securities LLC	☐ Goldman, Sachs & Co.

	☑ Barclays Capital Inc.	☑ HSBC Securities (USA) Inc. ($666,666,666.66)
($666,666,666.67)

	☑ Citigroup Global Markets Inc.	☐ J.P. Morgan Securities Inc.
($666,666,666.67)

☐ Deutsche Bank Securities Inc.
Additional Terms: The provisions set forth under “Description of Debt Securities and Guarantees—Discharge, Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.

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